Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Endurance Specialty Holdings Ltd. of our report dated February 25, 2015 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Montpelier Re Holdings Ltd.’s Annual Report on Form 10-K/A for the year ended December 31, 2014. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Ltd.

PricewaterhouseCoopers Ltd.

Hamilton, Bermuda

May 8, 2015